SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

Information To Be Included In Statements Filed
Pursuant To Rules 13d-1(B), (C) And (D) And
Amendments Thereto Filed Pursuant To Rule 13d-2(B)

(Amendment No. 6)*

OLD DOMINION FREIGHT LINE, INC.
(Name of Issuer)

Common Stock (par value $0.10 per share)
(Title of Class of Securities)

679580100
(CUSIP Number)

December 31, 2013
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Audrey L. Congdon

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

3,297,760 (See Item 4)

6.    SHARED VOTING POWER

1,280,738 (See Item 4)

7.    SOLE DISPOSITIVE POWER

3,297,760 (See Item 4)

8.    SHARED DISPOSITIVE POWER

1,280,738 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,578,498

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.3%

12.	TYPE OF REPORTING PERSON

IN (See Item 4)

Page 2 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Audrey Lee Congdon Revocable Trust, dated February 17, 2005

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

1,192,475 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

1,192,475 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,192,475

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.4%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 3 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Karen C. Pigman February 2011 Grantor Retained Annuity Trust

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

215,844 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

215,844 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

215,844

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.3%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 4 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Irrevocable Trust, dated December 18, 1998, fbo Megan Yowell

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

91,056 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

91,056 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

91,056

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 5 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Irrevocable Trust, dated December 18, 1998, fbo Seth Yowell

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

91,056 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

91,056 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

91,056

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 6 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Melissa Penley Trust #1

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

258,957 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

258,957 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

258,957

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.3%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 7 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Matthew Penley Trust #1

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

258,957 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

258,957 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

258,957

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.3%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 8 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Mark Penley Trust #1

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

258,954 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

258,954 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

258,954

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.3%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 9 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

159,903 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

159,903 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

159,903

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 10 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

159,903 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

159,903 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

159,903

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 11 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

John B. Yowell Family Trust fbo Megan Yowell

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

61,855 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

61,855 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

61,855

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 12 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

John B. Yowell Family Trust fbo Seth Yowell

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

30,502 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

30,502 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

30,502

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 13 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Audrey Lee Congdon Grantor Retained Annuity Trust 2012

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

224,043 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

224,043 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

224,043

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.3%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 14 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Earl E. Congdon GRAT Remainder Trust

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

-0- (See Item 4)

6.    SHARED VOTING POWER

645,976 (See Item 4)

7.    SOLE DISPOSITIVE POWER

-0- (See Item 4)

8.    SHARED DISPOSITIVE POWER

645,976 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

645,976

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.7%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 15 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

1998 Earl E. Congdon Family Trust

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Virginia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

-0- (See Item 4)

6.    SHARED VOTING POWER

316,405 (See Item 4)

7.    SOLE DISPOSITIVE POWER

-0- (See Item 4)

8.    SHARED DISPOSITIVE POWER

316,405 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

316,405

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.4%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 16 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Earl and Kathryn Congdon Family Irrevocable Trust - 2011

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

-0- (See Item 4)

6.    SHARED VOTING POWER

318,357 (See Item 4)

7.    SOLE DISPOSITIVE POWER

-0- (See Item 4)

8.    SHARED DISPOSITIVE POWER

318,357 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

318,357

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.4%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 17 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Karen C. Pigman Irrevocable Trust Number One

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

210,130 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

210,130 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

210,130

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 18 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

David S. Congdon and Helen S. Congdon Irrevocable Inter Vivos Trust Dated April 20, 2011

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

55,545 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

55,545 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

55,545

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 19 of 30 pages

CUSIP No. 679580100

Item 1.

(a)	Name of Issuer:

Old Dominion Freight Line, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

500 Old Dominion Way
Thomasville, NC 27360
Item 2.

(a)	Names of Persons Filing:

(i)    Audrey L. Congdon
(ii)     Audrey Lee Congdon Revocable Trust, dated February 17, 2005
(iii)    Karen C. Pigman February 2011 Grantor Retained Annuity Trust
(iv)    Irrevocable Trust Agreement, dated December 18, 1998, fbo Megan Yowell
(v)     Irrevocable Trust Agreement, dated December 18, 1998, fbo Seth Yowell
(vi)    Melissa Penley Trust #1
(vii)    Matthew Penley Trust #1
(viii)    Mark Penley Trust #1
(ix)    Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010
(x)    Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010
(xi)    John B. Yowell Family Trust fbo Megan Yowell
(xii)    John B. Yowell Family Trust fbo Seth Yowell
(xiii)    Audrey Lee Congdon Grantor Retained Annuity Trust 2012
(xiv)    Earl E. Congdon GRAT Remainder Trust
(xv)    1998 Earl E. Congdon Family Trust
(xvi)    Earl and Kathryn Congdon Family Irrevocable Trust - 2011
(xvii)    Karen C. Pigman Irrevocable Trust Number One
(xviii)    David S. Congdon and Helen S. Congdon Irrevocable Inter Vivos Trust Dated April 20, 2011

(b)	Address of Principal Business Office or, if None, Residence:

As to (i), (ii), (iv),
(v), and (ix) through (xiii):                606 Hillcrest Drive, High Point, NC 27262

As to (iii), (vi) through (viii), and (xvii):            602 Hillcrest Drive, High Point, NC 27262

As to (xiv) and (xvi):                    20 Harborage Isle, Fort Lauderdale, FL 33316

As to (xv) and (xviii):                    500 Old Dominion Way, Thomasville, NC 27360

(c)    Citizenship:

As to (i):    USA
As to (ii) through (xiii), (xvii), and (xviii):    North Carolina
As to (xiv) and (xvi):    Florida
As to (xv):    Virginia

Page 20 of 30 pages

CUSIP No. 679580100

(d)    Title of Class of Securities:

Common Stock ($0.10 par value)

(e)	CUSIP Number:

679580100

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable. This is a joint filing by the persons identified in Item 2, above, pursuant to Rules 13d-1(d) and Rule 13d-1(k) but not a group filing.

Item 4.	Ownership.

The securities reported herein are beneficially owned by Audrey L. Congdon; the Audrey Lee Congdon Revocable Trust, dated February 17, 2005; the Karen C. Pigman February 2011 Grantor Retained Annuity Trust; an Irrevocable Trust Agreement, dated December 18, 1998, fbo Megan Yowell; an Irrevocable Trust Agreement, dated December 18, 1998, fbo Seth Yowell; the Melissa Penley Trust #1; the Matthew Penley Trust #1; the Mark Penley Trust #1; the Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010; the Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010; the John B. Yowell Family Trust fbo Megan Yowell; the John B. Yowell Family Trust fbo Seth Yowell; the Audrey Lee Congdon Grantor Retained Annuity Trust 2012; the Earl E. Congdon GRAT Remainder Trust; the 1998 Earl E. Congdon Family Trust; the Earl and Kathryn Congdon Family Irrevocable Trust – 2011; the Karen C. Pigman Irrevocable Trust Number One; and the David S. Congdon and Helen S. Congdon Irrevocable Inter Vivos Trust Dated April 20, 2011. The total securities reported is 4,578,498 shares of the Issuer’s Common Stock, which constitutes 5.3% of such shares as of December 31, 2013.

As of December 31, 2013, Audrey L. Congdon has sole voting and dispositive power with respect to 3,297,760 shares (3.8%) of the Issuer’s Common Stock, consisting of 28,580 shares held by Audrey L. Congdon; 1,192,475 shares held by the Audrey Lee Congdon Revocable Trust, dated February 17, 2005; 215,844 shares held by the Karen C. Pigman February 2011 Grantor Retained Annuity Trust; 91,056 shares held by an Irrevocable Trust Agreement, dated December 18, 1998, fbo Megan Yowell; 91,056 shares held by an Irrevocable Trust Agreement, dated December 18, 1998, fbo Seth Yowell; 258,957 shares held by the Melissa Penley Trust #1; 258,957 shares held by the Matthew Penley Trust #1; 258,954 shares held by the Mark Penley Trust #1; 159,903 shares held by the Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010; 159,903 shares held by the Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010; 61,855 shares held by the John B. Yowell Family Trust fbo Megan Yowell; 30,502 shares held by the John B. Yowell Family Trust fbo Seth Yowell; 224,043 shares held by the Audrey Lee Congdon Grantor Retained Annuity Trust 2012; 210,130 shares held by the Karen C. Pigman Irrevocable Trust Number One; and 55,545 shares held by the David S. Congdon and Helen S. Congdon Irrevocable Inter Vivos Trust Dated April 20, 2011. She shares voting and dispositive power with respect to 1,280,738 shares (1.5%) of the Issuer’s Common Stock, consisting of 645,976 shares held by the Earl E. Congdon GRAT Remainder Trust; 316,405 shares held by the 1998 Earl E. Congdon Family Trust; and 318,357 shares held by the Earl and Kathryn Congdon Family Irrevocable Trust – 2011. Audrey L. Congdon beneficially owns a total of 4,578,498 shares (5.3%) of the Issuer’s Common Stock.

As of December 31, 2013, the Audrey Lee Congdon Revocable Trust, dated February 17, 2005, beneficially owns 1,192,475 shares (1.4%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2013, the Karen C. Pigman February 2011 Grantor Retained Annuity Trust beneficially owns 215,844 shares (0.3%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

Page 21 of 30 pages

CUSIP No. 679580100

As of December 31, 2013, an Irrevocable Trust Agreement, dated December 18, 1998, fbo Megan Yowell, beneficially owns 91,056 shares (0.1%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2013, an Irrevocable Trust Agreement, dated December 18, 1998, fbo Seth Yowell, beneficially owns 91,056 shares (0.1%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2013, the Melissa Penley Trust #1 beneficially owns 258,957 shares (0.3%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2013, the Matthew Penley Trust #1 beneficially owns 258,957 shares (0.3%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2013, the Mark Penley Trust #1 beneficially owns 258,954 shares (0.3%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2013, the Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010 beneficially owns 159,903 shares (0.2%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2013, the Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010 beneficially owns 159,903 shares (0.2%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2013, the John B. Yowell Family Trust fbo Megan Yowell beneficially owns 61,855 shares (0.1%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2013, the John B. Yowell Family Trust fbo Seth Yowell beneficially owns 30,502 shares (0.0%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2013, the Audrey Lee Condon Grantor Retained Annuity Trust 2012 beneficially owns 224,043 shares (0.3%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2013, the Earl E. Congdon GRAT Remainder Trust beneficially owns 645,976 shares (0.7%) of the Issuer’s Common Stock. Audrey L. Congdon, as Co-Trustee of that trust, shares voting and dispositive power over these shares.

As of December 31, 2013, the 1998 Earl E. Congdon Family Trust beneficially owns 316,405 shares (0.4%) of the Issuer’s Common Stock. Audrey L. Congdon, as Co-Trustee of that trust, shares voting and dispositive power over these shares.

As of December 31, 2013, the Earl and Kathryn Congdon Family Irrevocable Trust - 2011 beneficially owns 318,357 shares (0.4%) of the Issuer’s Common Stock. Audrey L. Congdon, as Co-Trustee of that trust, shares voting and dispositive power over these shares.

As of December 31, 2013, the Karen C. Pigman Irrevocable Trust Number One beneficially owns 210,130 shares (0.2%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

Page 22 of 30 pages

CUSIP No. 679580100

As of December 31, 2013, the David S. Congdon and Helen S. Congdon Irrevocable Inter Vivos Trust Dated April 20, 2011 beneficially owns 55,545 shares (0.1%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

(a)    Amount beneficially owned:

(i)    4,578,498
(ii)    1,192,475
(iii)    215,844
(iv)    91,056
(v)    91,056
(vi)    258,957
(vii)    258,957
(viii)    258,954
(ix)    159,903
(x)    159,903
(xi)    61,855
(xii)    30,502
(xiii)    224,043
(xiv)    645,976
(xv)    316,405
(xvi)    318,357
(xvii)    210,130
(xviii)    55,545

(b)    Percent of Class:

(i)    5.3%
(ii)    1.4%
(iii)    0.3%
(iv)    0.1%
(v)    0.1%
(vi)    0.3%
(vii)    0.3%
(viii)    0.3%
(ix)    0.2%
(x)    0.2%
(xi)    0.1%
(xii)    0.0%
(xiii)    0.3%
(xiv)    0.7%
(xv)    0.4%
(xvi)    0.4%
(xvii)    0.2%
(xviii)    0.1%

(c)        Number of Shares as to which such person has:

(i)    Sole power to vote or to direct the vote

(i)    3,297,760

Page 23 of 30 pages

CUSIP No. 679580100

(ii)    1,192,475
(iii)    215,844
(iv)    91,056
(v)    91,056
(vi)    258,957
(vii)    258,957
(viii)    258,954
(ix)    159,903
(x)    159,903
(xi)    61,855
(xii)    30,502
(xiii)    224,043
(xiv)    -0-
(xv)    -0-
(xvi)    -0-
(xvii)    210,130
(xviii)    55,545

(ii)    Shared power to vote or to direct the vote

(i)    1,280,738
(ii)    -0-
(iii)    -0-
(iv)    -0-
(v)    -0-
(vi)    -0-
(vii)    -0-
(viii)    -0-
(ix)    -0-
(x)    -0-
(xi)    -0-
(xii)    -0-
(xiii)    -0-
(xiv)    645,976
(xv)    316,405
(xvi)    318,357
(xvii)    -0-
(xviii)    -0-

(iii)    Sole power to dispose or to direct the disposition of

(i)    3,297,760
(ii)    1,192,475
(iii)    215,844
(iv)    91,056
(v)    91,056
(vi)    258,957
(vii)    258,957
(viii)    258,954
(ix)    159,903
(x)    159,903
(xi)    61,855

Page 24 of 30 pages

CUSIP No. 679580100

(xii)    30,502
(xiii)    224,043
(xiv)    -0-
(xv)    -0-
(xvi)    -0-
(xvii)    210,130
(xviii)    55,545

(iv)    Shared power to dispose or to direct the disposition of

(i)    1,280,738
(ii)    -0-
(iii)    -0-
(iv)    -0-
(v)    -0-
(vi)    -0-
(vii)    -0-
(viii)    -0-
(ix)    -0-
(x)    -0-
(xi)    -0-
(xii)    -0-
(xiii)    -0-
(xiv)    645,976
(xv)    316,405
(xvi)    318,357
(xvii)    -0-
(xviii)    -0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

See information in Item 4, above.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

See Item 3 and Item 4, above.

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Page 25 of 30 pages

CUSIP No. 679580100

Not Applicable

This report shall not be construed as an admission by the persons filing the report that they are the beneficial owner of any securities covered by this report.

Page 26 of 30 pages

CUSIP No. 679580100

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

February 12, 2014

AUDREY L. CONGDON

/s/ Audrey L. Congdon
Audrey L. Congdon

AUDREY LEE CONGDON REVOCABLE TRUST, DATED FEBRUARY 17, 2005

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

KAREN C. PIGMAN FEBRUARY 2011 GRANTOR RETAINED ANNUITY TRUST

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MEGAN YOWELL

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO SETH YOWELL

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MELISSA PENLEY TRUST #1

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MATTHEW PENLEY TRUST #1

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MARK PENLEY TRUST #1

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

SETH MORGAN YOWELL IRREVOCABLE INTER VIVOS TRUST DATED AUGUST 25, 2010

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

Page 27 of 30 pages

CUSIP No. 679580100

MEGAN ELISE YOWELL IRREVOCABLE INTER VIVOS TRUST DATED AUGUST 25, 2010

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

JOHN B. YOWELL FAMILY TRUST FBO MEGAN YOWELL

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

JOHN B. YOWELL FAMILY TRUST FBO SETH YOWELL

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

AUDREY LEE CONGDON GRANTOR RETAINED ANNUITY TRUST 2012

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

EARL E. CONGDON GRAT REMAINDER TRUST

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

1998 EARL E. CONGDON FAMILY TRUST

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

EARL AND KATHRYN CONGDON FAMILY IRREVOCABLE TRUST - 2011

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

KAREN C. PIGMAN IRREVOCABLE TRUST NUMBER ONE

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

DAVID S. CONGDON AND HELEN S. CONGDON IRREVOCABLE INTER VIVOS TRUST DATED APRIL 20, 2011

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

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CUSIP No. 679580100

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G/A and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 12, 2014.

AUDREY L. CONGDON

/s/ Audrey L. Congdon
Audrey L. Congdon

AUDREY LEE CONGDON REVOCABLE TRUST, DATED FEBRUARY 17, 2005

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

KAREN C. PIGMAN FEBRUARY 2011 GRANTOR RETAINED ANNUITY TRUST

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MEGAN YOWELL

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO SETH YOWELL

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MELISSA PENLEY TRUST #1

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MATTHEW PENLEY TRUST #1

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MARK PENLEY TRUST #1

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

SETH MORGAN YOWELL IRREVOCABLE INTER VIVOS TRUST DATED AUGUST 25, 2010

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

Page 29 of 30 pages

CUSIP No. 679580100

MEGAN ELISE YOWELL IRREVOCABLE INTER VIVOS TRUST DATED AUGUST 25, 2010

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

JOHN B. YOWELL FAMILY TRUST FBO MEGAN YOWELL

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

JOHN B. YOWELL FAMILY TRUST FBO SETH YOWELL

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

AUDREY LEE CONGDON GRANTOR RETAINED ANNUITY TRUST 2012

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

EARL E. CONGDON GRAT REMAINDER TRUST

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

1998 EARL E. CONGDON FAMILY TRUST

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

EARL AND KATHRYN CONGDON FAMILY IRREVOCABLE TRUST - 2011

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

KAREN C. PIGMAN IRREVOCABLE TRUST NUMBER ONE

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

DAVID S. CONGDON AND HELEN S. CONGDON IRREVOCABLE INTER VIVOS TRUST DATED APRIL 20, 2011

By: /s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

Page 30 of 30 pages